Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

MANAGEMENT CHANGES

FRISCO, TEXAS, September 1, 2017 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that Mack D. Good, the Company's Chief Operating Officer, retired effective August 31, 2017.  Comstock also announced that Daniel S. Harrison has been appointed Vice President of Operations of the Company and will oversee Comstock's drilling, production and exploration activities. Mr. Harrison has been with Comstock for nine years since joining the Company in 2008 and has overseen the Company's operations, engineering and field operations since 2013.

"Mack has been an invaluable member of our management team over the past several years, and he has been instrumental in refocusing our efforts on our very successful Haynesville shale drilling program," stated M. Jay Allison, Chief Executive Officer of Comstock.  "Dan has been in charge of our drilling, completion and production operations in our Haynesville shale area for the last several years, so we expect a seamless transition to his leadership over our drilling and production operations."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.